EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 8, 2008 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 750 (Birinyi Equity Select Trust, Series 19, Large Cap Value Strategy Portfolio 2008-2, Focus Value Portfolio, Series 27, Enhanced Index Strategies Portfolio 2008-2, Large Cap Growth Strategy Portfolio 2008-2, Multi-Strategy Series: Core Equity Allocation Portfolio 2008-2 and GARP Strategy Portfolio 2008-2) as of April 8, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
April 8, 2008